Exhibit 4.10

Appendix IV:

No.: 16122000046

Fixed Assets Loan Contract

(2012 Version)

Special reminder: This contract is concluded through negotiation by the borrower and the lender on the basis of equality and voluntariness in accordance with related laws; all terms and conditions of the contract are the true expression of the two parties’ intention. In order to safeguard the legal interests and rights of the borrower, the lender hereby reminds the borrower to pay full attention to all terms and conditions in relation to the two parties’ rights and obligations, particularly those in bold.

Lender: Industrial and Commercial Bank of China Limited Shanghai Caohejing Development Zone Branch

Person in charge: Li Yuchang Contact person: Cheng Jiamin

Domicile (address): No. 900 Yishan Road, Xuhui District, Shanghai Zip code: 200233

Telephone: 54235423 Fax: 64956495 E-mail:                     /

Borrower: Hanting Xingkong (Shanghai) Hotel Management Co., Ltd.

Legal representative: He Hui Contact person: Qian Lei

Domicile (address): No. 2266 Hongqiao Road, Shanghai Zip code: 200000

Telephone: 61952011 Fax:                      E-mail:                     /

The lender and the borrower, having reached an agreement on the issue of granting a loan to the borrower by the lender through negotiation on an equal basis, hereby concluded this contract.

Part I Conditions of loan

Article I Purpose of the loan

The purpose of the loan under this contract is: 400 million Yuan is used in priority to pay for the remaining costs of decoration projects for hotels in operation, the remainder is used to displace the loans of related parties of the cash pool, 100 million Yuan is used to pay for the costs of decoration projects for 23 hotels; without written approval of the lender, the borrower shall not use the loan out of the scope of the purpose, and the lender shall have the right to supervise the use of the loan.

Article II Amount and period of the loan

2.1 The currency of the loan under this contract is Renminbi, the amount is 500,000,000 Yuan (amount in words: five hundred million Yuan) (in case of inconsistency between the amount in words and the amount in figures, the amount in words shall prevail).

2.2 The period of the loan under this contract is specified by method (2) as follows:

(1) The period of the loan under this contract is             /                    , starting from the actual date of withdrawal (from the date of first withdrawal in the case of withdrawal by installments), the actual date of withdrawal shall take the receipt as the norm.

(2) The period of the loan under this contract is 5 years, from March 27, 2012 to March 26, 2017; the actual date of withdrawal shall take the receipt as the norm.

Article III Interest rate and calculation of interest

3.1 Method of determining the interest rate of RMB loans

The interest rate of RMB loans is determined by method      (2)      as follows:

(1) Fixed interest rate, the annual interest rate is     /    %, which remains unchanged within the valid period of the contract.

(2) Floating interest rate, the loan interest rate is determined by the benchmark interest rate plus the floating range, among which the benchmark interest rate is the benchmark interest rate of the People’s Bank of China for the term corresponding to the loan period specified by Article 2.2 on the date of withdrawal (date of withdrawal/date of contract effectiveness), the floating range is zero (upward/downward/zero)     /    %. After the borrower withdraws the money, the loan interest rate, taking 12 (1/3/6/12) months as a period, will be adjusted once in each period, and the interest will be calculated by each period. The date of determining the interest rate of the second period is the corresponding day upon the expiration of one period after the date of withdrawal, if there is no date corresponding to the date of withdrawal in the month of adjustment, then the last day of that month shall be the corresponding day, the rest may be inferred in analogy. If the borrower withdraws the money in several installments, the loan interest rate will be adjusted by method B as follows:

A. Regardless the times of withdrawal within one period, it shall be executed according to the loan interest rate of the period as is determined on the date of determining the interest rate for that period, which shall be simultaneously adjusted in the next period.

B. The loan interest rate of each withdrawal shall be separately determined and adjusted.

(3) Others:                         /

3.2 Method of determining the interest rate of loans in foreign currency

The interest rate of loans in foreign currency is determined by method __/__ as follows:

(1) Fixed interest rate, the annual interest rate is     /    %, and the interest rate remains unchanged within the valid period of the contract.

(2) Floating interest rate, the loan interest rate is determined by taking     /     months’     /     (LIBOR/HIBOR) as the benchmark interest rate plus the interest difference of     /     basis points (i.e., 0.01%). With the term of the contract, the interest difference of added basis points remains unchanged. After the borrower withdraws the money, the benchmark interest rate will be adjusted by method     /     as follows, with the interest calculated section by section:

A. The benchmark interest rate floats in accordance with the corresponding period. The date of adjusting the benchmark interest rate of the second period is the corresponding day of one period after the date of withdrawal, if there is no date corresponding to the date of withdrawal in the month of adjustment, then the last day of that month shall be the corresponding day, all other periods may be inferred in analogy.

B. Adjust the benchmark interest rate on the first day of each interest period.

(3) Others:                         /

3.3 The interest of the loan under this contract will be calculated from the actual date of withdrawal, and settled by quarter (month/quarter/half a year). When the loan expires, the interest shall be cleared together with the principal. A term of 360 days shall be deemed as the calculation base of daily interest rate, and the formula is: daily interest rate = annual interest rate/360.

3.4 The penalty interest rate on overdue loan under this contract is determined by an increase of 40% on the basis of the original loan interest rate; the diverted penalty interest rate is determined by an increase of 70% on the basis of the original loan interest rate.

Article IV Withdrawal

The borrower shall withdraw the loan according to practical needs of money, among which the first installment of loan must be withdrawn before May 22, 2012, and the last installment of loan must be withdrawn before May 21, 2015, otherwise the lender shall have the right to cancel all or part of the loan.

Article V Repayment

5.1 The borrower shall repay the loan in line with the following repayment schedule (add separate pages in the case of too many items for the table below):

Scheduled time of repayment	Scheduled amount of repayment (Ten thousand Yuan)
June 20, 2012	1,500
September 20, 2012	4,500
December 20, 2012	2,500
March 20, 2013	1,500
June 20, 2013	4,000
September 20, 2013	4,000
December 20, 2013	2,250
March 20, 2014	2,250
June 20, 2014	4,000
September 20, 2014	4,000
December 20, 2014	2,250
March 20, 2015	2,250
June 20, 2015	4,000
September 20, 2015	4,000
December 20, 2015	2,250
March 20, 2016	2,250
June 20, 2016	625
September 20, 2016	625
December 20, 2016	625
March 20, 2017	625

5.2 If the loan under this contract is under the following circumstances, the borrower shall immediately repay the loan after the corresponding capital is in place; the borrower does not need to pay compensation money in the case of early repayment caused thereby:

                    /

                    /

5.3 Except for the circumstances specified in Article 5.2, for early repayment, the borrower shall make payment of compensation money to the lender by     /    % of the amount of early repayment.

Article VI Special agreement on revolving loan (Optional article, this article is ☐ Applicable ¢ Not applicable)

The borrower can take     /     (half a year/one year/two years/three years/four years/five years) as one period (hereafter referred to as the unit loan period), to revolve the use of the loan under this contract. After performing necessary formalities, the principal of the loan not repaid within the previous loan period can be continuously used within the next loan period, but the date of maturity of any withdrawal shall not the exceed the expiry date of the period of loan referred to in the above-mentioned Article II.

Article VII Guaranty

7.1 The loan under this contract is guaranteed (credit/guaranteed) loan.

7.2 If the loan under this contract is guaranteed loan, see the guaranty contract that is separately signed for issues of guaranty. If the related guaranty consists of maximum amount guaranty, the corresponding maximum amount guaranty contract is as follows:

Name of the maximum amount guaranty contract: maximum amount guaranty contract (No.: 16122000046101, 16122000046102, 16122000046103, 16122000046104, 16122000046105)

Guarantor: Hanting (Tianjin) Investment Consultation Co., Ltd., Shanghai Hanting Hotel Management Group Co., Ltd., Yiju (Shanghai) Hotel Management Co., Ltd., Hanting Technology (Suzhou) Co., Ltd., and Hanting (Shanghai) Enterprise Management Co., Ltd.

Article XIII Financial agreement (Optional article, this article is ☐ Applicable ☐ Not applicable)

Within the valid period of this contract, the borrower shall observe the following agreements on financial indicators:

The borrower’s credit rating, asset-liability ratio, profitability, cash flow from operating activities all exceed the industry average

Article IX Dispute settlement

The way of dispute settlement under this contract is      (2)     :

(1) Submit the dispute to         /         Arbitration Commission, which will conduct arbitration at         /         (place of arbitration) according to the effective arbitration rules of the Commission at the time of submitting the arbitration application. The arbitral award shall be final, and binding on both parties.

(2) Settle disputes through lawsuit in the court located in the lender’s area.

Article X Miscellaneous

10.1 This contract is made in two copies, with the lender, borrower, and     /     each holding one copy, which shall have the same legal effect.

10.2 The following appendixes and other appendixes jointly confirmed by both parties constitute an integral party of this contract, and have the same legal effect with this contract:

Appendix 1: Notice of withdrawal (format)

Appendix 2: Agreement on commissioned payment

Appendix 3:

Article XI Other issues agreed by the two parties

11.1 If the project exceeds the expenditures, the borrower shall settle with self-raised funds.

11.2 Open a special capital account in the lender, the construction capital of this project and all of the borrower’s revenues shall be collected in this special account 1001266319880000068, which shall be under the budget-style closed-off supervision that is carried out by a professional institution approved by the lender, without the lender’s approval, the borrower shall not make outward payment of costs irrelevant to operation, and the balance shall be used in preference to repay the loan to the lender.

11.3 Without the lender’s approval, the borrower shall not make incremental bank financing, provide guaranty and outward investment.

11.4 1) The borrower shall report information of outward guaranty to the lender on a regular basis, and promise that the information and amount of outward guaranty provided to the lender is complete, authentic, accurate.

2) The borrower shall truthfully report the use of each installment to the lender, and promise that the loan borrowed from the lender will not flow into the stock market, futures market in any form, or be used for equity capital investment in violation of related national regulations.

3) In the case of one of the following circumstances in the loan period, the lender shall have the right to declare early maturity of the loan, stop granting the loan not granted yet, and ask the borrower to repay in advance part or all of the granted loans, or ask the borrower to provide legal, effective guaranty approved by the lender:

(1) Without the lender’s written approval, the borrower create mortgage (pledge) to others or provide outward guaranty with its effective operating assets, leading to increased loan risks of the lender.

(2) The borrower’s credit rating, profitability level, asset-liability ratio, cash flow from operating activities do not conform to our bank’s requirements on credit loan, or substantial changes of its production, operation and financial situations have unfavorable influence on the safety of the lender’s loans.

11.5 In the case of breach of a loan contract by any enterprise in the “Hanting group”, it will be regarded as breach of the loan contract of this project, while the lender shall have the right to declare early maturity of the loan.

11.6 In the case of equity change or asset assignment, the borrower shall notify the lender in advance and obtain the written approval of the lender.

11.7 When handling the property insurance for the stores of this project, the lender shall be the first beneficiary, and the period of insurance shall cover the period of the loan.

11.8 If the borrower or the borrower’s shareholder breaches its promise to the lender, it will be regarded as breach of this contract, the lender shall have the right to declare early maturity of the loan, and hold the borrower accountable for breach of contract.

11.9 The borrower clearly knows and agrees that: after signing this loan contract, owing to factors such as the loan granting process, or restrictions, adjustment of national credit policy, it is possible that the actual period of loan use is shorter than the loan period specified in this contract. If, owing to the banking process, national credit policy, policy adjustment by the People’s Bank and the Banking Regulatory Commission and other causes not attributable to the commercial bank, the loan finally cannot be granted or the granting of loan is delayed, the bank will not assume corresponding liabilities.

Party II Terms and conditions of the fixed assets loan contract

Article I Interest rate and calculation of interest

1.1 For the loan in foreign currency, LIBOR refers to the Inter-Bank Offered Rate in the currency of the loan under this contract revealed in REUTRES Financial Telecom Terminal “LIBO=” page two bank working days (Noon 11:00 London time) before the date of withdrawal or the date of adjusting the benchmark interest rate; HIBOR refers to the Inter-Bank Offered Rate in HK Dollar revealed in REUTRES Financial Telecom Terminal “HIBO=” page two bank working days (Noon 11:15 Hong Kong time) before the date of withdrawal or the date of adjusting the benchmark interest rate.

1.2 If the interest of the loan is settled by the month the date of interest settlement is the 20th day of each month; if settled by quarter, the date of interest settlement is the 20th day of the last month of each quarter; if settled by half a year, the date of interest settlement is June 20 and December 20 of each year.

1.3 The first interest period is from the actual date of withdrawal by the borrower to the first date of interest settlement; the last interest period is from the next day of the end of the previous interest period to the final date of repayment; the other interest periods are from the next day of the end of the previous interest to the next date of interest settlement.

1.4 If the loan under this contract adopts a floating interest rate, the rules of interest rate adjustment when the loan is overdue shall be executed in the original way.

1.5 If the People’s Bank of China adjusts the method of determining the loan interest rate that is applicable to the loan under this contract, then it will be handled in observance to related regulations of the People’s Bank of China, and the lender will not separately notify the borrower.

1.6 If it is determined at the time of signing this contract that the loan interest rate is executed by floating downward a certain proportion according to the related loan benchmark interest rate promulgated by the People’s Bank of China, the lender shall have the right to reevaluate the preferential interest rate granted to the borrower each year, and decide on its own to cancel part or all of the preferential interest rate granted to the borrower according to national policies, the borrower’s credit status and changes in loan guaranty and other situations, and timely notify the borrower.

Article II Granting and payment of the loan

2.1 The borrower must satisfy the preconditions of withdrawal specified by this contract to withdraw the loan; otherwise the lender is not obliged to grant any loan to the borrower, unless the lender agrees to grant the loan first:

2.2 Preconditions of the first withdrawal:

(1) The loan project has been approved, ratified or filed by the state authorities; (except those not required to be approved, ratified or filed before granting the loan in accordance with related provisions);

(2) The project capital or other funds to be raised are paid in full amount in line with the specified time and proportion;

(3) Except for credit loan, the borrower has provided corresponding guaranty and finished handling related guaranty formalities according to the lender’s requirements;

(4) The borrower submits the withdrawal notice to the lender as specified by this contract;

(5) The lender has sufficient credit capital for allocation; the credit capital for allocation refers to the credit scale that the lender can grant within a certain period in accordance with related credit policies.

2.3 Before each withdrawal, besides satisfying the preconditions of the first withdrawal, the borrower shall also satisfy the following preconditions:

(1) If the project capital is paid in installments, the capital of that period is paid in full amount by the proportion;

(2) No occurrence of cost overrun or the settlement of cost overrun with self-raised funds;

(3) The project progress fulfilled as scheduled, and the actual project progress matches the amount of investment;

(4) No occurrence of the breach of contract under this contract or other contracts signed with the lender;

(5) The materials provided to prove the purpose of the loan is consistent with the specified purpose.

2.4 The written documents provided by the borrower to the lender shall be the original; if unable to provide the original, after obtaining the lender’s consent, the borrower can provide duplicate copies stamped with the borrower’s official seal.

2.5 To apply for withdrawal, the borrower shall submit the withdrawal notice to the lender at least 5 bank working days in advance. Once submitted, the withdrawal notice cannot be cancelled without the written approval of the lender.

2.6 If the lender agrees to the borrower’s withdrawal after examination and approval, the lender transfers the loan to the account designated by the borrower, which is regarded that the lender has granted the loan to the borrower according to the terms of this contract.

2.7 According to related regulatory rules and the lender’s management requirements, the loan exceeding certain amount or meeting certain conditions shall adopt the mode of commissioned payment by the lender, where the lender, according to the borrower’s withdrawal application and payment entrustment, makes payment of the loan capital to the object of payment consistent with the purpose specified by this contract. For this purpose, the borrower shall separately sign an agreement on commissioned payment with the lender as an appendix to this contract, and open or designate a special account in the lender’s premises to handle the issues of commissioned payment.

Article III Repayment

3.1 The borrower shall timely repay the principal, interest of the loan and other due payment in full amount as specified by the contract. On the date of repayment or one bank working day prior to each date of interest settlement, the borrower shall deposit the due interest, principal and other due payment in sufficient amount into the repayment account opened in the lender’s premises, the lender shall have the right to actively transfer and collect on the date of repayment or the date of interest settlement, or ask the borrower to cooperate to handle relevant transfer formalities. If the money in the account is not sufficient to pay all due payment of the borrower, the lender shall have the right to decide the order of payment.

3.2 If the borrower applies for early repayment of all or party of the loan, the borrower shall submit a written application to the lender 10 bank working days in advance, obtain the lender’s consent, and make payment of compensation money to the lender by the standards specified by this contract.

3.3 For early repayment approved by the lender, the borrower shall simultaneously pay off the due principal, interest of the loan and other payment until the date of early repayment as specified by the contract on the date of early repayment.

3.4 In the case that the actual loan period is shortened owing to early repayment by the borrower or early collection of the loan by the lender according to terms of this contract, the corresponding term of interest rate will not be adjusted, and the original loan interest rate will be executed.

Article IV Revolving loan

4.1 If the loan under this contract can be used in revolving order, the starting date of the first unit loan period is the date of first withdrawal, the starting date of the second unit loan period is the corresponding day upon the expiration of one period after the date of first withdrawal, if there is no date corresponding to the date of first withdrawal in the starting month of a unit loan period, then take the last day of that month as the corresponding day, the rest may be inferred in analogy. Once determined, the unit loan period cannot be adjusted without the lender’s approval.

4.2 After the first unit loan period, the balance of loan of every unit loan period shall be smaller than the balance of loan of the previous unit loan period; upon the expiration of every unit loan period, the borrower shall repay the loan according to the specified repayment plan. The loan cannot be used in revolving order within each unit loan period.

4.3 If the RMB revolving loan adopts a floating interest rate, the benchmark interest rate shall be determined according to the benchmark interest rate of the People’s Bank of China corresponding to the term of the unit loan period.

Article V Guaranty

5.1 Except for credit loan, the borrower shall provide legal and effective guaranty approved by the lender for the performance of its obligations under this contract. The guarantee contract will be separately signed.

5.2 If the collateral under this contract is damaged, depreciated, under ownership dispute, sealed up or seized, or the mortgagor disposes of the mortgage without authorization, or adverse changes happen to the financial situations of the guarantor of the guaranty or other changes adverse to the lender’s credit happen, the borrower shall promptly notify the lender, and separately provide other guaranty approved by the lender.

5.3 If the pledge guaranty for the loan under this contract is provided with accounts receivable, within the valid period of this contract, under one of the following circumstances, the lender shall have the right to declare immediate maturity of the loan, and ask the borrower to immediately repay part or all of the principal and interest of the loan, or add on legal, effective, sufficient guaranty approved by the lender:

(1) The rate of bad account of the pledger of the accounts receivable to the payer’s account receivable has increased for consecutively 2 months;

(2) The due yet not collected accounts receivable of the pledger of the accounts receivable to the payer account for more than 5% of the payer’s accounts receivable;

(3) Trade disputes (including but not limited to quality, technological, service disputes) or debt disputes occur between the pledger of the accounts receivable and the payer or other third parties, leading to that the accounts receivable may not be repaid duly upon maturity.

Article VI Insurance

6.1 According to the lender’s requirements, the borrower shall purchase insurance for the equipment, project construction, cargo transport as well as risks in the period of project construction and operation that are related to the loan project in the insurance company approved by the lender; the type and period of the insurance shall meet the lender’s requirements, and the amount of insurance shall cover the loan risks.

6.2 Within the valid period of this contact, the borrower shall not interrupt the insurance for any reasons. If the insurance is interrupted, the lender shall have the right to renew the insurance or purchase insurance on the borrower’s behalf, with the costs assumed by the borrower. If the borrower and related parties make substantial modification to or early terminate the policy, they shall notify the lender 30 days in advance and obtain the lender’s consent, otherwise, the borrower shall assume liabilities for losses suffered by the lender owing to interruption or termination of the insurance, modification of the policy.

6.3 The policy shall indicate that, the lender is the person with priority to compensation (the primary beneficiary) upon the presentation of insurance, and the insurer shall directly pay the insurance benefit to the lender. There shall be no terms and conditions restricting the lender’s rights and interests in the policy.

6.4 The borrower shall notify the lender in writing within 3 days from the date when the borrower knows or should have known the occurrence of the insurance accident, and promptly claim compensation from the insurance company in accordance with related provisions of the insurance contract. The insurance indemnity or compensation shall be used for early repayment of the loan under this contract, or used to restore the value of the project upon the lender’s approval, or deposit in the account designated by the lender, as the security deposit to guarantee the performance of the borrower’s debt under this contract.

Article VII Warranty and representation

The borrower makes the following warranties and representations to the lender, and maintains their effectiveness throughout the valid period of this contract:

7.1 The loan project and its loan items conform to the requirements of laws and legal regulations;

7.2 The borrower has the qualifications for a subject as the borrower, and has the qualification and capacity for signing and performing this contract.

7.3 Signing this contract has obtained all required authorization or approval, signing and performing this contract does not violate the provisions of the Articles of Association of the Company and related laws and legal regulations, and does not conflict with the obligations assumed under other contracts.

7.4 Other due debts have been paid on time, and no malicious default of the principal and interest of bank loans.

7.5 With sound organization structure and financial management system, there is no serious violation of discipline in the process of production and operation in recent one year, and no major bad record of incumbent senior management personnel.

7.6 All the documents and materials provided to the lender are authentic, accurate, complete and effective, with no false record, major omission or misleading statement.

7.7 The financial accounting report provided to the lender is formulated in accordance with the accounting standards of China, which truthfully, fairly, completely reflects the borrower’s operating situation and debt situation, and there isn’t any substantial adverse change in the borrower’s financial situation since the final date of the latest financial accounting report.

7.8 No concealment to the lender of lawsuit, arbitration or claims involving the borrower.

Article VIII The borrower’s commitment

8.1 Withdraw and use the loan according to the period and purpose specified by this contract, the money borrowed will not flow into the stock market, futures market, or be used for other purposes prohibited or restricted by related laws and legal regulations.

8.2 Repay the principal, interest of the loan and other due payment in accordance with the terms of this contract.

8.3 Accept and proactively cooperate with the lender in the inspection and supervision of the use of the loan capital including its purpose in the form of account analysis, certificate inspection, site investigation, etc., and summarize and report the use of the loan capital on a regular basis according to the lender’s requirements.

8.4 Accept the lender’s credit check, and provide balance sheet, income statement and other financial accounting materials and other materials reflecting the borrower’s debt-paying ability, assist and cooperate with the lender in investigation, comprehension and supervision of the borrower’s production and operating and financial situations.

8.5 Do not distribute the interest and dividend before paying off the principal and interest of the loan under this contract and other due payment.

8.6 When carrying out merger, separation, capital reduction, equity change, major asset or debt transfer, major outward investment, substantial increment of debt financing and other activities that may have adverse effect on the rights and interests of the lender, the borrower can proceed only after obtaining the lender’s consent in writing or making arrangements of the lender’s credit that satisfy the lender.

8.7 In the case of the occurrence of one of the following circumstances, the borrower shall promptly notify the lender:

(1) Changes in the company’s Articles of Association, scope of business, registered capital, legal representative;

(2) Discontinuation of business, dissolution, liquidation, suspension of business for rectification, being revoked of the business license, being cancelled or application for (being applied for) bankruptcy;

(3) Getting involved or may get involved in major economic disputes, lawsuit, arbitration, or the property is sealed up, seized, or monitored;

(4) Shareholder, director and incumbent senior management personnel are involved in major cases or economic disputes.

8.8 Promptly, completely, accurately disclose the related party relationships and related party transactions to the lender.

8.9 Timely sign for receiving various notices mailed or delivered by the lender in other modes.

8.10 Do not dispose of self-owned assets in the way of weakening the debt-paying ability; without the lender’s consent, do not use the assets formed with the loan under this contract to provide guaranty to a third party.

8.11 If the loan under this contract is granted in the form of credit, the borrower shall completely, truthfully, accurately report the information of outward guaranty to the lender on a regular basis, and sign the account monitoring agreement in line with the lender’s requirements. The outward guaranty that may affect the performance of its obligations under this contract shall be approved by the lender in writing.

8.12 Support the lender to participate in the three-budget (budget estimate, budget, and final account) inspection, construction bidding and construction completion and acceptance and other issues of the loan project.

8.13 Assume the costs occurred in signing and performing this contract, as well as the paid and due expenses for the lender to realize the credit under this contract, including but not limited to litigation or arbitration fees, property preservation cost, lawyer fee, enforcement charge, evaluation fee, auction fee, public announcement fee, etc.

8.14 The order of repayment of the debt under this contract has priority over that of the borrower’s debt to its shareholders, and is at least on an equal standing to similar debts of the borrower’s other creditors.

Article IX The lender’s commitment

9.1 Grant the loan to the borrower in accordance with terms of this contract.

9.2 Keep confidential the non-public materials and information provided by the borrower, unless stipulated otherwise by laws and legal regulations and specified otherwise by this contract.

Article X Breach of contract

10.1 The occurrence of one of the following circumstances constitutes breach of contract by the borrower:

(1) The borrower fails to repay the principal and interest of the loan and other due accounts under this contract as specified, or fails to perform any other obligations under this contract, or violates the warranties, representations or commitments under this contract;

(2) The guaranty under this contract has undergone changes adverse to the lender’s credit, and the borrower fails to separately provide other guaranty approved by the lender;

(3) The borrower fails to pay off any other debts (including being declared as early maturity) after maturity, or refuses to perform or breaches the obligations under other agreements, which has affected or may affect the performance of its obligations under this contract;

(4) The borrower’s profitability, debt-paying ability, operating capacity, cash flow and other financial indicators have been below the standards, or have deteriorated, which have affected or may affect the performance of its obligations under this contract;

(5) Substantial adverse changes happen to the borrower’s shareholding structure, production and operation, outward investment, which has affected or may affect the performance of its obligations under this contract;

(6) The borrower is involved in or may get involved in major economic disputes, lawsuit, arbitration, or its assets are sealed up, seized or under compulsory execution, or the borrower is investigated and prosecuted or penalty measures are taken by the judicial authority or administrative authority according to law, or the borrower is exposed by the media in violation of related state regulations or policies, which has affected or may affect the performance of its obligations under this contract;

(7) Abnormal change, missing or legal investigation or restriction of personal freedom by judicial authority of the borrower’s major individual investors, key management personnel, which has affected or may affect the performance of its obligations under this contract;

(8) The borrower acquires fraudulently the lender’s capital or credit making use of false contract with related parties or making use of transactions with no practical transaction background, or has the intent of credit fraud through related transactions;

(9) The borrower has undergone or may undergo discontinuation of business, dissolution, liquidation, suspension of business for rectification, being revoked of the business license, being cancelled or application for (being applied for) bankruptcy;

(10) The borrower has caused responsible accident due to violation of related laws and legal regulations, supervisory provisions or industry standards on food safety, production safety environment protection, which has affected or may affect the performance of its obligations under this contract;

(11) The project capital is not paid as scheduled or proportioned, or not made up within the time specified by the lender;

(12) Failure to complete the project construction on schedule, or substantial adverse changes happen to the project construction and operating environment, conditions;

(13) If the loan under this contract is granted in the form of credit, the borrower’s indicators such as credit grade, profit level, assets-liabilities ratio, operating net cash flow, etc. do not meet the lender’s conditions of credit loans; or without the written approval of the lender, the borrower mortgages/pledges its effective operating assets to others or provide guaranty to outsiders, which has affected or may affect the performance of its obligations under this contract;

(14) The existence of other circumstances that may have adverse effects on the realization of the lender’s credit under this contract.

10.2 If the borrower breaches the contract, the lender shall have the right to adopt one or several of the following measures:

(1) Ask the borrower to correct the breach of contract within a time limit;

(2) Stop granting the loan and other financing payment to the borrower according to this contract and other contracts between the lender and the borrower, cancel part or all the loan and other financing payment not yet withdrawn by the borrower;

(3) Declare immediate maturity of the loan and other financing payment not repaid under this contract and other contracts between the lender and the borrower, and immediately collect the payment not repaid;

(4) Demand the borrower to compensate for the losses suffered by the lender owing to the borrower’s breach of contract;

(5) Other measures stipulated by laws and legal regulations, specified by this contract or deemed necessary by the lender.

10.3 If the loan is due (including being declares as immediate maturity) and the borrower fails to repay as specified, the lender shall have the right to calculate and collect penalty interest by the penalty interest rate on overdue loan specified in this contract from the date of overdue. For the interest not paid timely by the borrower, a compound interest will be calculated and collected by the penalty interest rate on overdue loan.

10.4 If the borrower fails to use the loan for the purpose specified in the contract, the lender shall have the right to, from the date the loan is used for other purpose, calculate and collect penalty interest for the part used for other purpose according to the penalty interest rate specified by this contract, for the interest not timely paid during the period when the loan was used for other purpose, compound interest will be calculated and collected according to the penalty interest rate for loans used for other purpose.

10.5 If the circumstances listed in above-mentioned Articles 10.3, 10.4 simultaneously occurred to the borrower, the penalty interest rate shall be determined by choosing the more serious one, but not imposed one in addition to another.

10.6 If the borrower fails to timely repay the principal, interest (including penalty interest and compound interest) of the loan or other due payment, the lender shall have the right to urge repayment by public announcement on the media.

10.7 In the case that the relationship of controlling and being controlled between the borrower’s related parties and the borrower has changed, or other circumstances except items (1), (2) of Article 10.1 occurred to the borrower’s related parties, which have affected or may affect the performance of the borrower’s obligations under this contract, the lender shall have the right to take all measures specified by this contract.

Article XI Deduction

11.1 When the borrower fails to repay the due debts (including being declared as immediate maturity) under this contract as specified, the lender shall have the right to deduct related money from all the local and foreign currency accounts the borrower has opened at the lender or other branch institutions of the Industrial and Commercial Bank of China to pay off the debts, until all the borrower’s debts under this contract have been paid off.

11.2 If the money deducted is inconsistent with the currency of this contract, it will be converted according to the exchange rate applicable to the lender on the date of deduction. The interests and other fees occurred in the period from the date of deduction to the date of payment (the date when the lender converts the deducted money to the currency of the contract according to state policies on foreign exchange administration and actually pays off the debts under this contract), and the difference occurred in this period owing to fluctuations of exchange rate shall be assumed by the borrower.

11.3 If the money deducted by the lender does not suffice to pay off all debts of the borrower, the lender shall have the right to determine the order of repayment.

Article XII Transfer of rights and obligations

12.1 The lender shall have the right to transfer part or all of its rights under this contract to a third party, where the lender’s transfer does not require consent from the borrower. Without the written approval of the lender, the borrower shall not transfer any of its rights and obligations under this contract.

12.2 The lender or the Industrial and Commercial Bank of China Limited (“ICBC”) can, according to the needs of operation and management, authorize or entrust other branch institutions of ICBC to perform the rights and obligations under this contract, or put the loan credit under this contract under the administration of other branch institutions of ICBC, the borrower hereby approves of this, and the lender’s above-mentioned conduct does not require the borrower’s consent. Other branch institutions of ICBC undertaking the lender’s rights and obligations shall have the right to exercise all rights under this contract, and have the right to file a lawsuit, resort to arbitration or apply for compulsory execution in relation to disputes under this contract in the name of the institution.

Article XIII Effectiveness, modification and termination

13.1 This contract shall enter into effect as of the date of signing, and shall terminate on the date when the borrower has performed all obligations under this contract.

13.2 Any change to this contract shall be made in writing upon the agreement of the parties through consultation. The modified terms and conditions or agreement consist of a part of this contract, and have the same legal effect with this contract. Except for the modified part, the remaining part of the contract remains effective, and the original terms and conditions remain effective before the modified part goes into effect.

13.3 The modification and termination of this contract does not affect the right of each concluding party to demand compensation for losses. The termination of this contract will not undermine the effect of the terms on dispute settlement.

Article XIV Application of law and dispute settlement

The law of the People’s Republic of China shall apply to the establishment, effectiveness, interpretation, performance and dispute settlement of this contract. For all disagreements and disputes arisen from or related to this contract, Party A and Party B shall try to settle through consultation; if consultation fails, the two parties shall settle them by the methods specified in this contract.

Article XV Complete contract

Part I “Conditions of loan” and Party II “Terms and conditions of the fixed assets loan contract” of this contract jointly compose a complete loan contract, and the same term in the two parts shall have the same meaning. The borrower’s current installment of loan is jointly bound by the above-mentioned two parts.

Article XVI Notice

16.1 All notices under this contract shall be issued in writing. Unless specified otherwise, the two parties designate the domicile indicated by the contract as the correspondence and contact address. In the case of changes in one party’s correspondence address or other contact information, the party in change shall promptly notify its counterpart in writing.

16.2 In the case of one party’s refusal to sign for receiving or other circumstances of failed delivery, the notify party can deliver in the form of notarization or public announcement.

Article XVII Miscellaneous

17.1 That the lender fails to exercise or partially exercises or delays to exercise any right under this contract, does not constitute the abandonment or modification of the right or other rights, nor affect the lender’s further exercise of the right or other rights.

17.2 That any terms and conditions of the contract is invalid or non-performable, does not affect the validity or performability of other terms and conditions, nor affect the effectiveness of the contract as a whole.

17.3 The lender shall, in accordance with the provisions of related laws and legal regulations or the requirements of financial regulatory authorities, have the right to provide the information related to this contract or other related information of the borrower to the credit reference system of the People’s Bank of China and other credit information database established in accordance with law, for inquiry and use by institutions or individuals with appropriate qualifications. For the purpose of establishing and performing this contract, the lender shall also have the right to inquire the borrower’s related information through the credit reference system of the People’s Bank of China and other credit information database established in accordance with law

17.4 The terms “related parties”, “related party relationships”, “related party transactions”, “principal individual investors”, “key management personnel” mentioned in this contract have the same meaning with the same terms in the “Accounting Standards for Enterprises No. 36 –Disclosure of Related Parties” (C.K. [2006] No. 3) promulgated by the Ministry of Finance and ensuing amendments to the Standards.

17.5 The vouchers and certificates related to the loan under this contract that are formulated and kept by the lender according to its business standards, consist of effective evidence to prove the credit and debt relationship between the lender and the borrower, and are binding on the borrower.

17.6 In this contract, (1) any reference to this contract shall include the modification of or supplement to this contract; (2) the titles of the terms and conditions are only for reference, which neither constitute any interpretation of this contract nor constitute any restrictions on the content and its scope under those titles; (3) if the date of withdrawal, date of repayment is not on a bank working day, then it shall be extended to the next bank working day.

The two parties confirm that: the lender and the borrower have carried our sufficient consultation on all terms and conditions of this contract. The lender has reminded the borrower to pay special attention to all terms and conditions in relation to the two parties’ rights and obligations to have full and accurate comprehension, and has made interpretation and explanation on related terms and conditions upon the request of the borrower. The borrower has carefully read and fully understood all terms and conditions of this contract (including Part I “Conditions of loan” and Party II “Terms and conditions of the fixed assets loan contract”), the lender and the borrower have totally consistent interpretation on the terms and conditions of this contract, and have no objection to the content of the contract.

Lender (Seal): Industrial and Commercial Bank of China Limited Shanghai Caohejing Development Zone Branch

Person in charge/authorized agent: Li Yuchang

Borrower (Seal): Hanting Xingkong (Shanghai) Hotel Management Co., Ltd.

Legal representative/authorized agent: He Hui

Date of signing the contract: March 2, 2012